Exhibit 21.1
List of Subsidiaries

Subsidiaries of	State or Other Jurisdiction of	Names Under Which Such
the Registrant	Incorporation or Organization	Subsidiaries Do Business

Accessory Design Group, Inc.	A Delaware Corporation	Accessory Design Group, Inc. Accessory Design Group

TBAC—Prince Gardner, Inc.	A Delaware Corporation	TBAC-Prince Gardner, Inc. Prince Gardner

H.A. Sheldon Canada, Ltd.	A Canadian Corporation	1088258 Ontario, Inc. H.A. Sheldon Canada Ltd.

Amity/Rolfs, Inc.	A Delaware Corporation	Amity/Rolfs, Inc.

TBAC General Management Company	A Nevada Corporation	TBAC General Management Company

TBAC Investments, Inc.	A Nevada Corporation	TBAC Investments, Inc.

TBAC Investment Trust	A Pennsylvania Business Trust	TBAC Investment Trust

TBAC Management Company, L.P.	A Delaware Limited Partnership	TBAC Management Company, L.P.

Tandy Brands Accessories Handbags, Inc.	A Delaware Corporation	Tandy Brands Accessories Handbags, Inc.

Stagg Industries, Inc.	An Alabama Corporation	Stagg Industries, Inc.

TBAC—Torel, Inc.	A Delaware Corporation	TBAC—Torel, Inc.

TBAC—Mass Merchant Quality Control, Inc.	A Delaware Corporation	TBAC—Mass Merchant Quality Control, Inc.

Superior Merchandise Company	A Louisiana Corporation	Superior Merchandise ETON

TBAC—Acquisition, Inc.	A Delaware Corporation	TBAC—Acquisition, Inc.